Exhibit 99.1

ACHILLION REPORTS THIRD QUARTER AND

NINE MONTH FINANCIAL RESULTS

NEW HAVEN, Conn. (October 27, 2010) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and nine months ended September 30, 2010. For the third quarter of 2010, the Company reported a net loss of $7.2 million, compared with a net loss of $6.4 million for the same period last year. Cash, cash equivalents and marketable securities as of September 30, 2010 were $62.2 million.

“With our lead protease inhibitor, ACH-1625, progressing in the clinic in Phase II, and with the completion of preclinical studies on ACH-2684, our pan-genotypic HCV inhibitor, as well as ACH-2928, our NS5A inhibitor, we are progressing well with our pipeline plans,” said Michael Kishbauch, President and CEO of Achillion. “We expect to begin 2011 by realizing key milestones on all three of these important HCV compounds, namely, 28-day dosing results on ACH-1625, and the start of human clinical trials for ACH-2684 and ACH-2928. The potential best-in-class profile of ACH-1625, with its potency, safety and tolerability and once-daily dosing, makes us quite excited to be able to announce 12-week results by the end of next year, as well as proof-of-concept data on ACH-2684 and ACH-2928.”

“With the recent fortification of our balance sheet via a $50 million capital raise, we are well poised to advance our HCV assets, potentially in combination with one another,” added Kishbauch.

Third Quarter Results

For the three months ended September 30, 2010, total revenues were $170,000, compared with negative $54,000 during the same period in 2009. Revenues relate to the Company’s collaboration agreement with Gilead Sciences, Inc. to develop compounds for use in treating chronic hepatitis C, as well as revenue under a Small Business Innovation Research (SBIR) grant from the National Institutes of Health related to the Company’s antibacterial research. Revenues increased as the result of this SBIR grant whose term began April 1, 2010, as well as increased amounts due from Gilead. Under the collaboration arrangement, certain legal costs associated with intellectual property incurred by Achillion are reimbursed by Gilead. Achillion did not recognize any revenue during either quarter related to amortization of its up-front, milestone and FTE payments previously received under the agreement, as the collaboration does not have a lead compound upon which it can accurately estimate its future performance obligations.

Research and development expenses were $5.7 million in the third quarter of 2010, compared with $4.4 million for the same period of 2009. The increase in research and development expenses resulted from increased clinical trial costs associated with Achillion’s most advanced HCV clinical candidate, ACH-1625, as well as increased preclinical costs associated with HCV compounds ACH-2684 and ACH-2928.

For the three months ended September 30, 2010, general and administrative expenses were $1.7 million, increased slightly from the $1.5 million incurring during the same period in 2009.

Non-cash stock compensation expense totaled $521,000 for the third quarter of 2010 as compared with $479,000 for the third quarter of 2009, and is included in both research and development and general and administrative expenses.

Nine Month Results

For the nine months ended September 30, 2010, the Company reported a net loss of $19.2 million, the same as the net loss in the same period in 2009. Total revenues were $431,000, compared with negative $355,000 in the prior year period. Revenues increased primarily as a result of recognizing revenue under the SBIR grant described above, as well as increased cost reimbursement from Gilead under the collaboration.

For the nine months ended September 30, 2010, research and development expenses totaled $14.4 million, compared with $13.6 million during the same period in 2009. Research and development expenses increased primarily as the result of increased clinical trial costs associated with protease inhibitor ACH-1625. General and administrative expenses were $5.0 million for the nine months ended September 30, 2010, increased from $4.7 million in the same period in 2009.

Non-cash stock compensation expense totaled $1.5 million for the nine months ended September 30, 2010, equal to the $1.5 million for the same period in 2009, and is included in both research and development and general and administrative expenses.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of our drug candidates, which may not be duplicated in future preclinical studies or in future clinical studies, if any, Achillion’s expectations regarding the timing of preclinical and clinical trials, Achillion’s increased research and development activities, expectations regarding creating significant shareholder value and Achillion’s expectations regarding its drug candidates’ potential for combination therapy. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

- Financial results follow –

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$170	$(54)	$431	$(355)

Operating expenses:
Research and development	5,657	4,443	14,431	13,578
General and administrative	1,690	1,459	5,047	4,660
Restructuring	—	332	—	332

Total operating expenses	7,347	6,234	19,478	18,570

Loss from operations	(7,177)	(6,288)	(19,047)	(18,925)

Other income (expense):
Interest income	27	21	53	170
Interest expense	(67)	(124)	(243)	(451)

Net loss	$(7,217)	$(6,391)	$(19,237)	$(19,206)

Net loss per share - basic and diluted	$(0.15)	$(0.24)	$(0.47)	$(0.73)

Weighted average shares outstanding - basic and diluted	47,576	26,655	40,608	26,492

Balance Sheets

(Unaudited, in thousands)

	September 30, 2010	December 31, 2009
Cash and cash equivalents and marketable securities	$62,157	$9,712
Working capital	57,533	2,803
Total assets	64,968	11,670
Long-term liabilities	2,489	2,906
Total liabilities	9,126	10,648
Total stockholders’ equity	55,842	1,022